As filed with the Securities and Exchange Commission on March 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-4078206
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4100 North Chapel Ridge Road, Suite 200 Lehi, UT	84043
(Address of Principal Executive Offices)	(Zip Code)

Vogensen Inducement Performance Stock Unit Grant Agreement

McDermott Inducement Performance Stock Unit Grant Agreement

Vogensen Inducement Restricted Stock Unit Grant Agreement

McDermott Inducement Restricted Stock Unit Grant Agreement

(Full Title of the Plan)

Tricia McDermott

Chief Legal Officer

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

(Name and Address of Agent For Service)

(801) 756-2600

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Nolan S. Taylor

Dan Lyman

111 South Main Street, Suite 2100

Salt Lake City, UT 84111

(801) 933-7360

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering approximately 679,012 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Class A Stock”) consisting of (i) 240,741 shares of Class A Stock issuable under a previously announced inducement performance share unit (“PSU”) grant and 129,630 shares of Class A Stock issuable under a previously announced inducement restricted stock unit (“RSU”) grant to Todd Vogensen, dated March 14, 2024 and (ii) 200,617 shares of Class A Stock issuable under a previously announced inducement PSU grant and 108,024 shares of Class A Stock issuable under a previously announced inducement RSU grant to Tricia McDermott, dated March 14, 2024. The inducement grants to Mr. Vogensen and Ms. McDermott were granted outside the Company’s 2017 Equity Incentive Plan in accordance with the Nasdaq inducement grant exception found in Nasdaq Listing Rule 5635(c)(4). The PSUs have a three-year cliff vesting schedule and are contingent upon the stock price achieving certain performance thresholds. The PSUs will not vest until the end of a three-year vesting period and are contingent upon the stock price achieving certain performance thresholds at the end of that three-year period using a formula that is consistent with the formula used for PSU grants to others, as determined by the Company’s Board of Directors. The RSUs have a vesting schedule of 1/3rd vesting every 12 months on the anniversary of the grant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 12, 2024.

●	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 23, 2024, January 26, 2024, and February 5, 2024.

●	The description of the Registrant’s Class A Stock filed as Exhibit 4.3 of the Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 22, 2023, and any amendment or report filed with the Commission for the purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide for indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Second Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company maintains standard policies of insurance under which coverage is provided (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q (File No. 001-37523) filed with the SEC on November 6, 2019)
4.2	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on April 21, 2023)
4.4	Form of Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on February 8, 2018)
5.1	Opinion of Dorsey & Whitney LLP*
23.1	Consent of BDO USA, LLP*
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)*
24.1	Power of Attorney (included with the signatures in Part II of this Registration Statement)*
99.1	Offer Letter, dated as of September 21, 2023, signed by Tricia McDermott*
99.2	Offer Letter, dated as of September 18, 2023, signed by Todd Vogensen (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on September 21, 2023)
99.3	Performance Share Unit Agreement between the Company and Tricia McDermott dated March 14, 2023*
99.4	Performance Share Unit Agreement between the Company and Todd Vogensen, dated March 14, 2023*
99.5	Restricted Share Unit Agreement between the Company and Tricia McDermott dated March 14, 2023*
99.6	Restricted Share Unit Agreement between the Company and Todd Vogensen, dated March 14, 2023*
107	Filing Fee Table*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lehi, state of Utah, on March 14, 2024.

PURPLE INNOVATION, INC.

By:	/s/ Robert DeMartini
Robert DeMartini
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert DeMartini and Todd Vogensen and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert DeMartini	Chief Executive Officer and Director	March 14, 2024
Robert DeMartini	(Principal Executive Officer)

/s/ Todd Vogensen	Chief Financial Officer	March 14, 2024
Todd Vogensen	(Principal Financial Officer)

/s/ George Ulrich	VP Accounting and Financial Reporting	March 14, 2024
George Ulrich	(Principal Accounting Officer)

/s/ S. Hoby Darling	Director	March 14, 2024
S. Hoby Darling

/s/ Gary DiCamillo	Director	March 14, 2024
Gary DiCamillo

/s/ Adam Gray	Director	March 14, 2024
Adam Gray

/s/ Claudia Hollingsworth	Director	March 14, 2024
Claudia Hollingsworth

/s/ R. Carter Pate	Director	March 14, 2024
R. Carter Pate

/s/ D. Scott Peterson	Director	March 14, 2024
D. Scott Peterson

/s/ Erika Serow	Director	March 14, 2024
Erika Serow